Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-8) pertaining to The 2003 Equity Participation Plan of Interpore International, Inc. and to the incorporation by reference therein of our report dated February 7, 2003, except for Note 8, as to which the date is March 20, 2003, with respect to the consolidated financial statements and schedule of Interpore International, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/    ERNST & YOUNG LLP

Orange County, California

August 14, 2003